EXHIBIT 99.1

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(915) 534-1530	(915) 534-1535

WESTERN REFINING TO PARTICIPATE IN THE
GOLDMAN SACHS GLOBAL ENERGY CONFERENCE 2012

COMPANY ALSO PROVIDES FOURTH QUARTER 2011 OPERATIONS UPDATE

EL PASO, Texas – January 10, 2012 - Western Refining, Inc. (NYSE:WNR) announced today that Company management will participate in a panel discussion and investor meetings at the Goldman Sachs Global Energy Conference in Miami, Florida, on Wednesday, January 11, 2012, at 11:00 am ET.  The presentation includes information on current market conditions, the Company’s hedging activities, and the realized and unrealized gains and losses from these hedging activities through the fourth quarter of 2011.
The presentation will be available beginning Wednesday, January 11, 2012, on the Investor Relations section of Western Refining’s website at www.wnr.com and will be archived and remain available until February 28, 2012.

Additionally, Western announced that it is updating fourth quarter 2011 operational guidance.  During the quarter, the Company experienced unplanned maintenance downtime at its El Paso refinery due to an outage of the fluid catalytic cracking unit and the catalytic reformer. As a result, the Company expects total throughput in the range of 118,000 to 122,000 barrels per day and direct operating expenses of approximately $4.50 - $4.80 per barrel at its El Paso refinery for the fourth quarter of 2011.

Western also will record a pre-tax realized loss of $17.8 million and a non-cash pre-tax unrealized gain of $298.2 million as a result of its hedging activities in the fourth quarter.  Further details on the Company’s crack spread hedging activities can be found in the conference presentation referenced above, which will be available on Western Refining’s website at www.wnr.com.

Overall, Western is seeing good refining margins for this time of year and the Company has hedged approximately 33% of its 2012 planned production at margin levels above the current US Gulf Coast 3-2-1 crack spreads.

Fourth Quarter 2011 Conference Call

The Company has scheduled a conference call on February 28, 2012, at 10:00 am ET to discuss fourth quarter 2011 results.  The call will be webcast and can be accessed at Western's website, www.wnr.com. The call can also be heard by dialing (866) 566-8590 or (702) 224-9819, passcode: 32524676. The audio replay will be available two hours after the end of the call through March 6, 2012, by dialing (800) 585-8367 or (404) 537-3406, passcode: 32524676.

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes stand-alone refined products terminals in Albuquerque and Bloomfield, New Mexico, asphalt terminals in Albuquerque, El Paso, and Phoenix and Tucson, Arizona, retail service stations and convenience stores in Arizona, Colorado, New Mexico, and Texas, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado,

Maryland, Nevada, New Mexico, Texas, and Virginia. More information about the Company is available at www.wnr.com.

Forward Looking Statement
This release and the presentation referenced in this release contain forward-looking statements which are protected as forward looking statements under the Private Litigation Securities Reform Act of 1995.  Such forward-looking statements include statements about future throughput and direct operating expenses at its El Paso refinery; hedging activity; refining margins; crude oil slates and capacities at our refineries; refining and pipeline infrastructure in the Southwest; refining, benchmark, gross and operating margins; reduction of interest rates and interest expense; gasoline and distillate crack spreads; profitability of crack spread hedging and the gains or losses associated therewith; the ability of our 2012 hedge barrels to provide enough gross margin to cover any of our fixed charges; advantages of our Wholesale operations over other independent suppliers; ability of our Retail group to continue to sell a majority of our Gallup refinery’s gasoline production, merchandise sales growth and future growth of the Retail group with minimal capex; future reinvestment and/or debt reduction; ability to market finished product in the Mid-Atlantic region; ability to pay dividends on a quarterly basis or at all; our capital budget for 2012; ability to construct logistics assets in Bone Spring / Avalon to facilitate pipeline transport of crude oil to El Paso successfully in 3Q2012 or at all, the cost, completion date, IRR achieved or the amount of crude oil gathering rates from such projects; our ability to process Bone Spring / Avalon crude at our El Paso refinery; expansion of crude processing, increases in distillate yield and improvements in refinery operating statistics, including reliability of our fluid cat cracker and electrical system and efficiency of the crude unit heater, in Gallup; our ability to capitalize on Permian Basin crude/logistics opportunities; future operational crude processing or yield improvements at our Gallup refinery; acquisition of additional refining or other assets; our ability to recognize strategic alternatives for logistics assets; future addition of retail assets; our ability to achieve operating expense / SG&A initiatives; inventory target levels; future reduction in working capital; our ability to utilize free cash flow to delever or to maximize liquidity; our ability to achieve a BB credit rating in mid-cycle margin environment, or at all; and continued reliable, safe, optimized and predictable refining operations.  These statements are subject to the general risks inherent in our business.  Our expectations may or may not be realized.  Some of our expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could materially affect Western’s financial condition, results of operations and cash flows.  Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission to which you are referred.  The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances.